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       EXHIBIT 4.1    ARTICLES OF INCORPORATION OF THE REGISTRANT



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                            ARTICLES OF INCORPORATION
                                       OF
                         PROVIDENT MARYLAND CORPORATION

      FIRST: The undersigned, Thomas M.W. Haines, whose address is 250 West Pratt Street, Baltimore, Maryland 21201, being at least eighteen years of age, acting as incorporator, does hereby form a corporation under the General Laws of the State of Maryland.

      SECOND: The name of the Corporation (hereinafter "the Corporation") is:

                         PROVIDENT MARYLAND CORPORATION

      THIRD: The present address of the principal office of the Corporation in the State of Maryland is 114 East Lexington Street, Baltimore, Maryland 21201.

      FOURTH: The purposes for which and any of which the Corporation is formed and the business and objects to be carried on and promoted by it are:

           (1) To acquire by purchase, subscription or otherwise, and to receive, hold, own, guarantee, sell, assign, exchange, transfer, mortgage, pledge or otherwise dispose of or deal in and with any and all securities, as such term is hereinafter defined, issued or created by any corporation, firm, organization, association or other entity, public or private, whether formed under the laws of the United States of America or of any state, commonwealth, territory, dependency or possession thereof, or of any foreign country, or issued or created by the United States of America or any state or commonwealth thereof or any foreign country, or by any agency, subdivision, territory, dependency, possession or municipality of any of the foregoing, and as owner thereof to possess and exercise all the rights, powers and privileges of ownership, including the right to execute consents and vote thereon, and to do any and all acts and things necessary or advisable for the preservation, protection, improvement and enhancement in value thereof.

           The term "securities" as used in this Article shall mean any and all notes, stocks, treasury stocks, bonds, debentures, evidences of indebtedness, certificates of interest or participation in any profit-sharing agreement, collateral-trust certificates, pre-organization certificates or subscriptions, transferable shares, investment contracts, voting trust certificates, certificates of deposit for a security, fractional undivided interests in oil, gas, or other mineral rights, or, in general, any interests or instruments commonly known as "securities", or any and all certificates of interest or participation in, temporary or interim certificates for, receipts for, guaranties of, or warrants or rights to subscribe to or purchase, any of the foregoing.




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           (2) To engage in any one or more  businesses or  transactions,  or to acquire all or any portion of any entity engaged in any one or more businesses or transactions, which the Board of Directors may from time to time authorize or approve, whether or not related to the business described elsewhere in this Article or to any other business at the time or theretofore engaged in by the Corporation, and generally to engage in any lawful act or activity for which corporations may be organized under the Maryland General Corporation Law.

      The foregoing enumerated purposes and objects shall be in no way limited or restricted by reference to, or inference from, the terms of any other clause of this or any other Article of the Articles of Incorporation of the Corporation, and each shall be regarded as independent; and they are intended to be and shall be construed as powers as well as purposes and objects of the Corporation and shall be in addition to and not in limitation of the general powers of corporations under the general laws of the State of Maryland.

      FIFTH: The duration of the Corporation shall be perpetual.

      SIXTH: The total number of shares of stock of all classes of stock which the Corporation has authority to issue is Thirty-Five Million (35,000,000) shares, having an aggregate par value of Thirty-Five Million Dollars ($35,000,000), and divided into Thirty Million (30,000,000) shares of common stock with a par value of One Dollar ($1.00) per share, and Five Million ($5,000,000) shares of preferred stock with a par value of One Dollar ($1.00) per share.

      A description of each class of stock of the Corporation, including any voting powers, designations, preferences and relative, participating, optional or other special rights, and qualifications, limitations and restrictions thereof, is as follows:

           (a) Preferred Stock.  The Board of Directors is expressly  authorized
               ---------------
to adopt resolutions to classify and reclassify any unissued shares of preferred stock, and to divide and classify shares of any class into one or more series of such class, by determining, fixing, or altering from time to time before issuance any one or more of the following:

               (1) The distinctive designation of such class or series and the number of shares to constitute such class or series; provided that, unless otherwise prohibited by the terms of such or any other class or series, the number of shares of any class or series may be decreased by the Board of Directors in connection with any classification or reclassification of unissued shares and the number of shares of such class or series may be increased by the Board of Directors in connection with any such classification or reclassification, and any shares of any class or series which have been redeemed, purchased, otherwise acquired, or converted into shares of Common Stock or any other class or series shall remain part of the authorized preferred stock and be subject to classification and reclassification as provided in this Section.

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               (2) Whether or not and, if so, the rates,  amounts,  and times at which, and the conditions under which, dividends shall be payable on shares of such class or series, whether any such dividends shall rank senior or junior to or on a parity with the dividends payable on any other class or series of stock, and the status of any such dividends as cumulative, cumulative to a limited extent or non-cumulative, and as participating or non-participating.

               (3) Whether or not shares of such class or series shall have voting rights, in addition to any voting rights provided by law and, if so, the terms of such voting rights.

               (4) Whether or not shares of such class or series shall have conversion or exchange privileges and, if so, the terms and conditions thereof, including provision for adjustment of the conversion or exchange rate in such events or at such times as the Board of Directors shall determine.

               (5) Whether or not shares of such class or series shall be subject to redemption and, if so, the terms and conditions of such redemption, including the date or dates upon or after which they shall be redeemable and the amount per share payable in case of redemption, which amount may vary under different conditions and at different redemption dates; and whether or not there shall be any sinking fund or purchase account in respect thereof, and if so, the terms thereof.

               (6) The rights of the holders of shares of such class or series upon the liquidation, dissolution, or winding up of the affairs of, or upon any distribution of the assets of, the Corporation, which rights may vary depending upon whether such liquidation, dissolution, or winding up is voluntary or involuntary and, if voluntary, may vary at different dates, and whether such rights shall rank senior or junior to or on a parity with such rights of any other class or series of stock.

               (7) Whether or not there shall be any limitations applicable, while shares of such class or series are outstanding, upon the payment of dividends or making of distributions on, or the acquisition of, or the use of moneys for the purchase or redemption of, any capital stock of the Corporation, or upon any other action of the Corporation, including action under this Section, and, if so, the terms and conditions thereof.

               (8) Any other preferences, rights, restrictions, including restrictions on transferability, and qualifications of shares of such class or series, not inconsistent with law and the Articles of Incorporation of the Corporation.

               (b) Common Stock. Subject to all of the rights of the preferred stock as expressly provided in these Articles of Incorporation, by law or by the Board of Directors in a resolution or resolutions pursuant to this Article SIXTH, the common stock of the Corporation shall

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possess  all such rights and  privileges  as are  afforded  to capital  stock by
Maryland law in the absence of any express grant of rights or privileges in the Corporation's Articles of Incorporation, including but not limited to, the following:

                    (i)   Holders of  the common stock  shall be entitled to one
(1) vote per share on each matter submitted to a vote at a meeting of stockholders; provided, however, that there shall not be any cumulative voting
               --------   -------
of the common stock.

                    (ii) Dividends may be declared and paid or set aside for payment upon the common stock out of any assets or funds of the Corporation legally available therefor.

                    (iii) Upon  the  voluntary   or   involuntary   liquidation,
dissolution or winding up of the Corporation, its net assets shall be distributed ratably to holders of the common stock.

      SEVENTH: The name and address of the resident agent of the Corporation are George S. Ingalls, 114 East Lexington Street, Baltimore, Maryland 21202. Said resident agent is a citizen and resident of Maryland.

      EIGHTH: The number of directors shall be fixed by, or in the manner provided in, the Bylaws of the Corporation.

      Any director, or the entire Board of Directors, may be removed from office at any time, but only for cause and then only by the affirmative vote of the holders of at least 80% of the shares of stock entitled to vote in the election of directors.

      The directors shall be divided into three (3) classes, as nearly equal in number as possible, with the term of the office of the first class to expire at the 1991 annual meeting of stockholders, the term of office of the second class to expire at the 1992 annual meeting of stockholders, and the term of office of the third class to expire at the 1993 annual meeting of stockholders. At each annual meeting of stockholders, beginning in 1991, successors to the class of directors whose term expires at that annual meeting shall be elected for a three-year term.

      The names of the directors who will serve until the next annual meeting and until their successors are duly elected and qualified are as follows:


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                        First Class - Term Expiring 1991
                        --------------------------------

                                Raymond C. Bryant
                                Calvin W. Burnett
                                 Pierce B. Dunn
                                Arnold J. Kleiner
                                 Peter M. Martin
                                 Sheila K. Riggs

                        Second Class - Term Expiring 1992
                        ---------------------------------

                              Michael J. Batza, Jr.
                            M. Jenkins Cromwell, Jr.
                              Clivie C. Haley, Jr.
                                Norman J. Louden
                              William L. Ollerhead
                               E. Clayton Shelhoss

                        Third Class - Term Expiring 1993
                        --------------------------------

                             Matthew C. Fenton, III
                              Ronald L. Mason, Sr.
                                 C. William Pacy
                                Francis G. Riggs
                                 Carl W. Stearn
                            Thomas J. S. Waxter, Jr.

      NINTH: The following provisions are hereby adopted for the purpose of defining, limiting and regulating the powers of the Corporation, the directors and the stockholders:

           (1) The Board of Directors shall have the power from time to time and in its sole discretion: (a) to determine, in accordance with sound accounting practice, what constitutes annual or other net profits, earnings, surplus or net assets in excess of capital; (b) to fix and vary from time to time the amount to be reserved as working capital, or to determine that retained earnings or surplus shall remain in the hands of the Corporation; (c) to set apart any funds of the Corporation for the establishment of such reserves in such amounts and for such proper purposes as it shall determine and to abolish or redesignate any such reserves or any part thereof; (d) to determine whether there shall be declared, distributed or paid any distribution or dividend in stock, cash or other securities or property, out of surplus or any other funds or amounts legally available therefor, and to declare, distribute and pay the same at such times and to the stockholders of record on such

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      dates as it may from  time to time  deem  appropriate;  and (e)  except as otherwise provided by statute or by the Bylaws, to determine whether, to what extent, at what times and places, and under what conditions and regulations the books, accounts and documents of the Corporation, or any of them, shall be open to the inspection of stockholders, and, except as so provided, no stockholder shall have the right to inspect any book, account or document of the Corporation unless authorized to do so by resolution of the Board of Directors.

           (2) The Board of Directors is hereby empowered to authorize the issuance from time to time of shares of its stock of any class with or without par value, and securities convertible into shares of its stock of any class with or without par value, for such consideration as determined by the Board of Directors in accordance with the Maryland General Corporation Law, and without any action by the stockholders.

           (3) No holder of any stock or any other securities of the Corporation, whether now or hereafter authorized, shall have any pre-emptive right to subscribe for or purchase any stock or any other securities of the Corporation other than such, if any, as the Board of Directors, in its sole discretion, may determine and at such price or prices and upon such other terms as the Board of Directors, in its sole discretion, may fix; and any stock or other securities which the Board of Directors may determine to offer for subscription may, as the Board of Directors in its sole discretion shall determine, be offered to the holders of any class, series or type of stock or other securities at the time outstanding to the exclusion of the holders of any or all other classes, series or types of stock or other securities at the time outstanding.

           (4) The Board of Directors shall have the power to create and to issue, whether or not in connection with the issuance and sale of any shares of stock or other securities of the Corporation, rights or options entitling the holders thereof to purchase from the Corporation any shares of its capital stock of any class or classes, on such terms and conditions and in such form as the Board of Directors shall set forth in a resolution.

           (5) The Board of Directors shall have the power, subject to any limitations or restrictions imposed by law, to classify or reclassify any unissued shares of stock whether now or hereafter authorized, by fixing or altering in any one or more respects before issuance of such shares the voting powers, designations, preferences and relative, participating, optional or other special rights of such shares and the qualifications, limitations or restrictions of such preferences and/or rights.


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           (6) The Board of  Directors  shall have the power to adopt,  amend or repeal the Bylaws of the Corporation.

           (7) The Board of Directors shall have the power to declare and authorize the payment of stock dividends, whether or not payable in stock of one class to holders of stock of another class or classes and shall have authority to exercise without a voting of stockholders all powers of the Corporation, whether conferred by law or by these Articles of Incorporation, to purchase, lease or otherwise acquire the business assets or franchises in whole or in part of other corporations or unincorporated business entities.

           (8) The Board of Directors shall have the power to borrow or raise money, from time to time and without limit, and upon any terms, for any corporate purposes; and subject to the Maryland General Corporation Law, to authorize the creation, issuance, assumption or guaranty of bonds, notes or other evidences of indebtedness for monies so borrowed, to include therein such provisions as to redeemability, convertibility or otherwise as the Board of Directors, in its sole discretion, may determine and to secure the payment of principal, interest or sinking fund in respect thereof by mortgage upon, or the pledge of, or the conveyance or assignment in trust of, the whole or any part of the properties, assets and goodwill of the Corporation then owed or thereafter acquired.

           (9) No action required or permitted to be taken at any annual or special meeting of stockholders shall be taken otherwise than at any such annual or special meeting, and no such action shall be taken by means of a consent of stockholders in lieu of a meeting.

           (10) Subject to the provisions of Article TENTH of these Articles of Incorporation, the affirmative vote of the holders of two-thirds of the issued and outstanding shares of capital stock entitled to vote shall be required to approve the following actions:

               (a) The amendment of the Corporation's Articles of Incorporation, except that any amendment of Article EIGHTH of the Corporation's Articles of Incorporation shall require the affirmative vote of 80% of the issued and outstanding shares of capital stock entitled to vote.

               (b) The merger or consolidation of this Corporation with or into any other corporation.

               (c) The sale, lease or exchange of all or substantially all of the Corporation's property and assets.

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               (d) The dissolution of the Corporation.

           (11) No contract or transaction between the Corporation and one or more of its directors or officers, or between the Corporation and any other corporation, partnership, association or other organization in which one or more of its directors or officers are directors or officers, or have a financial interest, shall be void or voidable solely for this reason, or solely because the director or officer is present at or participates in the meeting of the Board or committee thereof which authorizes the contract or transaction, or solely because his or their votes are counted for such purposes if:

               (i) The material facts as to his relationship or interest and as to the contract or transaction are disclosed or are known to the Board of Directors or the committee, and the Board or committee in good faith authorizes the contract or transaction by the affirmative vote of a majority of the disinterested directors, even though the disinterested directors be less than a quorum; or

               (ii) The material facts as to his relationship or interest and as to the contract or transaction are disclosed or are known to the stockholders entitled to vote thereon, and the contract or transaction is specifically approved in good faith by a majority vote of the stockholders entitled to vote other than the votes of shares owned of record or beneficially by the interested director or corporation, firm or other entity; or

               (iii) The contract or transaction is fair as to the Corporation as of the time it is authorized, approved or ratified by the Board of Directors, a committee thereof, or the stockholders.

           Common or interested directors may be counted in determining the presence of a quorum at a meeting of the Board of Directors or of a committee which authorizes the contract or transaction.

           (12) To the fullest extent permitted by Maryland statutory or decisional law, as amended or interpreted, no director or officer of this Corporation shall be personally liable to the Corporation or its stockholders for monetary damages. No amendment of the charter of the Corporation or repeal of any of its provisions shall limit or eliminate the benefits provided to directors and officers under this provision with respect to any act or omission which occurred prior to such amendment or repeal.

           (13) The Board of Directors shall, in connection with the exercise of its business judgment involving any actual or proposed transaction which

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      would or may  involve a change in control of the  Corporation  (whether by purchases of shares of stock or any other securities of the Corporation in the open market or otherwise, tender offer, merger, consolidation, dissolution, liquidation, sale of all or substantially all of the assets of the Corporation, proxy solicitation (other than on behalf of the Board of Directors or otherwise), in determining what is in the best interests of the Corporation and its stockholders and in making any recommendation to its stockholders, given due consideration to all relevant factors, including, but not limited to (a) the economic effect, both immediate and long-term, upon the Corporation's stockholders, including stockholders, if any, not to participate in the transaction; (b) the social and economic effect on the employees, depositors and customers of, and others dealing with, the Corporation and its subsidiaries and on the communities in which the Corporation and its subsidiaries operate or are located; (c) whether the proposal is acceptable based on the historical and current operating results or financial condition of the Corporation; (d) whether a more favorable price could be obtained for the Corporation's stock or other securities in the future; (e) the reputation and business practices of the offeror and its management and affiliates as they would affect the employees; (f) the future value of the stock or any other securities of the Corporation; and (g) any antitrust or other legal and regulatory issues that are raised by the proposal. If the Board of Directors determines that any actual or proposed transaction which would or may involve a change in control of the Corporation should be rejected, if may take any lawful action to accomplish its purpose, including, but not limited to, any and all of the following: advising stockholders not to accept the proposal; instituting litigation against the party making the proposal; filing complaints with governmental and regulatory authorities; acquiring the stock or any of the securities of the Corporation; selling or otherwise issuing authorized but unissued stock, other securities or treasury stock or granting options with respect thereto; selling any of the assets of the Corporation; acquiring a company to create an antitrust or other regulatory problem for the party making the proposal; and obtaining a more favorable offer from another individual or entity.

           (14)(a) For purposes of this Paragraph, the following words have the meanings indicated:

                    (i) "Affiliate", including the term "affiliated person", shall have the meaning set forth in Article TENTH, Section 3E of these Articles.


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                  (ii)  "Associate",  when  used to indicate a relationship with any  person,  shall  have the  meaning  set forth in  Article  TENTH,
           Section 3F of these Articles.

                  (iii) "Beneficial Owner", when used, with respect to any Voting Stock, shall have the meaning set forth in Article TENTH,
           Section 3C of these Articles.

                  (iv) "Control" including the terms "controlling", "controlled by", and "under common control with", means the possession, directly or indirectly, of the power to vote or cause the direction of the management and policies of a person, whether through the ownership of voting securities, by contract, or otherwise, and the beneficial ownership of ten percent or more of the votes entitled to be cast by a corporation's voting stock creates a presumption of control.

                  (v) "Group", when used to indicate those additional persons who are Beneficial Owners of Voting Stock, shall include:

                        (A)  the person,

                        (B) the Affiliates and Associates of the person; and

                        (C) any additional person whose stock is Beneficially Owned by the person or an Affiliate or Associate of the person;

           and shall include all persons that jointly file a statement of beneficial ownership pursuant to Section 13(d) of the Securities and Exchange Act of 1934, irrespective of any disclaimers of beneficial ownership.

                   (vi) "Underwriters" means any one or more investment banking firms which purchase Voting Stock of the Corporation for resale in a public offering.

                  (vii) "Voting Stock" means shares of capital stock of the Corporation entitled to vote generally in the election of directors.

               (b) For a period of five (5) years following the effective date of the merger of Provident Bank of Maryland into The Provident Trust Company, no person or group shall, directly or indirectly, acquire or offer to acquire the Beneficial Ownership of more than ten percent of any class of Voting stock, or security convertible into Voting Stock, of the Corporation;

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      provided, however, that the foregoing limitation shall not apply to shares of Voting Stock, or securities convertible into Voting Stock, issued: (i) in a business combination approved by the Board of Directors of the Corporation; (ii) to Underwriters; or (iii) by the Corporation subsequent to the initial public offering of its stock, to the extent provided by the
      Board  of  Directors  in  its  resolutions   authorizing  such  shares  or
      convertible securities for issuance. The Corporation may bring suit in a court of law or equity to compel divestment of any shares or securities acquired in excess of the limitations contained in this paragraph.

               (c) For a period of five (5) years following the effective date of the merger of Provident Bank of Maryland into The Provident Trust Company, a person or Group that is the Beneficial Owner of more than five percent of any class of Voting Stock shall have the right to vote not more than five percent of the shares of such class, and the remaining shares Beneficially Owned by such person or group shall be deducted from the total number of shares of Voting Stock of such class for purposes of determining the proportion of Voting Stock required to approve a matter submitted for stockholder approval. In the case of a Group, the votes of individual members of a Group shall be reduced on a pro rata basis for purposes of determining which shares of such class of Voting stock shall be voted so that the Group shall have in the aggregate the right to vote not more than five percent of the shares of such class of Voting Stock. A person that is a member of more than one Group shall vote the least number of shares of a class of Voting Stock that he may vote as a member of any such Group.

               (d) The provisions of Article NINTH, Sections 14(b) and (c)shall not apply to any person or Group that Interested Stockholder the Beneficial Ownership of Voting Stock in excess of the percentages set forth in those Sections, to the extent that such Beneficial Ownership may be attributable to the status of any such person or Group as trustee of or fiduciary with respect to any employee stock ownership plan, pension plan or other employee benefit plan of the Corporation or its Subsidiaries, as that term is defined in Article TENTH,
                    Section 3G. The provisions of Article NINTH, Sections 14(b) and (c) may be waived from time to time by the affirmative vote of not less than two-thirds of the entire Board of Directors of the Corporation, but only if the Board of Directors determines that such waiver is necessary in order to permit the Corporation to consummate an acquisition on the basis of a pooling of interests.

      The enumeration and definition of a particular power of the Board of Directors included in the foregoing shall in no way be limited or restricted by reference to or inference from the terms of any other clause of this or any other Article of the Articles of Incorporation of the Corporation, or be construed or deemed by inference or otherwise in any manner to exclude or limit any powers conferred upon the Board of Directors under the general laws of the State of Maryland now or hereafter in force.

      TENTH:  The following  provision is hereby adopted by the  Corporation for
the  purpose  of  insuring  equitable   treatment  of  all  stockholders  in  he
circumstances described below:

           SECTION 1.   Vote Required for Certain Business Combinations.
           ---------

      A.  Higher  Vote for  Certain  Business  Combinations.  In addition to any
          -------------------------------------------------
affirmative vote required by law or these Articles of Incorporation, and except as otherwise expressly provided in Section 2 of this Article TENTH:

               (i) any merger, consolidation or share exchange of the Corporation or any Subsidiary (as hereinafter defined) with (a) any Interested Stockholder (as hereinafter defined) or (b) any other corporation (whether or not itself an Interested Stockholder) which is, or after such merger, consolidation or share exchange would be, an Affiliate (as hereinafter defined) of an Interested Stockholder; or

               (ii) any sale, lease, exchange, mortgage, pledge, transfer or other disposition (in one transaction or a series of transactions) to or with any Interested Stockholder or any Affiliate of any Interested Stockholder, of any assets of the Corporation or any Subsidiary which have, measured at the time the transaction or transactions are approved by the Corporation's Board of Directors, an aggregate book value as of the end of the Corporation's most recently ended fiscal quarter of ten percent or more of the total market value of the outstanding capital stock of the Corporation or of its net worth as of the end of its most recently ended fiscal quarter; or

              (iii) the issuance or transfer by the Corporation or any Subsidiary (in one transaction or a series of transactions) of any securities of the Corporation or any Subsidiary to any Interested Stockholder or any Affiliate of any Interested Stockholder in exchange for cash, securities or other property (or a combination thereof) having an aggregate market value of ten percent or more of the total market value of the outstanding capital stock of the Corporation; or

               (iv) the adoption of any plan or proposal for the liquidation or dissolution of the Corporation proposed by or on behalf of any Interested Stockholder or any Affiliate of any Interested Stockholder; or

               (v) any reclassification of securities (including any reverse stock split), or recapitalization of the Corporation, or any merger, consolidation or share exchange of the Corporation with any of its Subsidiaries or any other transaction (whether or not with or into or otherwise involving an Interested Stockholder) which has the effect, directly or indirectly, of increasing the proportionate share of the outstanding shares of any class of Equity Security (as hereinafter defined) of the Corporation or any Subsidiary which is directly or indirectly owned by any Interested Stockholder or any Affiliate of any Interested Stockholder; or

               (vi) any agreement, contract or other arrangement providing for any of the transactions hereinabove described in this definition of Business Combination;

shall require the affirmative vote of at least (a) two-thirds of the votes entitled to be cast by outstanding shares of capital stock of the Corporation entitled to vote generally in the election of directors (the "Voting Stock"), voting together as a single voting group, and (b) two-thirds of the holders of Voting Stock other than Voting Stock owned directly or indirectly by the Interested Stockholder who is (or whose Affiliate is) a party to the business combination or by an Affiliate of the Interested Stockholder, voting together as a single voting group. Such affirmative vote shall be required notwithstanding the fact that no vote may be required, or that a lesser percentage may be specified, by law, or in any agreement with any national securities exchange or otherwise.

      B. Definition of "Business  Combination".  The term "Business Combination"
         -------------------------------------
used in this Article TENTH shall mean any transaction which is referred to in anyone or more clauses (i) through (vi) of Paragraph A of this Section 1.

      SECTION 2. When Higher Vote is Not Required.  The  provisions of Section 1
      ---------
of this Article TENTH shall not be applicable to any particular Business Combination, and such Business Combination shall require only such affirmative vote as is required by law and any other provision of these Articles of Incorporation, if all of the conditions specified in either of the following paragraphs A and B are met:.

      A. Approval by Disinterested  Directors.  The Business  Combination  shall
         ------------------------------------
have been approved by a majority of the Disinterested Directors (as hereinafter defined); or.

      B. Price and Procedure Requirements. All of the following conditions shall
         --------------------------------
have been met:

               (i) The aggregate amount of the cash and the Fair Market Value (as hereinafter defined) as of the date of the consummation of the Business Combination of consideration other than cash to be received per share by holders of Common Stock in such Business Combination shall be at least equal to the higher of the following:

                    (a) (if applicable)  the highest per share price  (including any brokerage commissions, transfer taxes and soliciting dealers'
               fees) paid by the Interested Stockholder for any shares of Common Stock acquired by it (1) within the two-year period immediately prior to the first public announcement of the terms of the proposed Business Combination (the "Announcement Date") or (2) in the transaction in which it became an Interested Stockholder, whichever is higher; and

                    (b) The Fair Market  Value per share of Common  Stock on the
               Announcement Date or on the date on which the Interested Stockholder became an Interested Stockholder (Such latter date is referred to in this Article TENTH as the "Determination Date"), whichever is higher.

           (ii) The aggregate amount of the cash and the Fair Market Value as of the date of the consummation of the Business Combination of consideration other than cash to be received per share by holders of shares of any other class of outstanding Voting Stock shall be at least equal to the highest of the following (it being intended that the requirements of this paragraph B(ii) shall be required to be met with respect to every class of outstanding Voting Stock, whether or not the Interested Stockholder has previously acquired any shares of a particular class of Voting Stock):

               (a) (if applicable) the highest per share price (including any brokerage commissions, transfer taxes and soliciting dealers' fees) paid by the Interested Stockholder for any shares of such class of Voting Stock acquired by it (1) within the two-year period immediately prior to the Announcement Date or (2) in the transaction in which it became an Interested Stockholder, whichever is higher;

               (b) (if applicable) the highest preferential amount per share to which the holders of shares of such class of Voting Stock are entitled in the event of any voluntary or involuntary liquidation, dissolution or winding up of the Corporation; and

               (c) The Fair Market Value per share of such class of Voting Stock on the Announcement Date or on the Determination Date, whichever is higher.

          (iii) The consideration to be received by holders of a particular class of outstanding Voting Stock (including Common Stock) shall be in cash or in the same form as the Interested Stockholder has previously paid for shares of such class of Voting Stock. If the Interested Stockholder has paid for shares of any class of Voting Stock with varying forms of consideration, the form of consideration for such class of Voting Stock shall be either cash or the form used to acquire the largest number of shares of such class of Voting Stock previously acquired by the Interested Stockholder. The price determined in accordance with paragraph (B)(i) and (B)(ii) of this Section 2 shall be subject to appropriate adjustment in the event of any stock dividend, stock split, combination of shares or similar event.

           (iv) After such Interested Stockholder has become an Interested Stockholder and prior to the consummation of such Business Combination:
      (a) except as approved by a majority of the Disinterested Directors, there shall have been no failure to declare and pay at the regular date therefor any full quarterly dividend (whether or not cumulative) on any outstanding stock having preference over the Common Stock as to dividends or upon liquidation; (b) there shall have been (1) no reduction in the annual rate of dividends paid on the Common Stock (except as necessary to reflect any such division of the Common stock), except as approved by a majority of the Disinterested Directors, and (2) an increase in such annual rate of dividends as necessary to reflect any reclassification (including any reverse stock split), recapitalization, reorganization or any similar transaction which has the effect of reducing the number of outstanding shares of the Common Stock, unless the failure so to increase such annual rate is approved by a majority of the Disinterested Directors; and (c) such Interested Stockholder shall have not become the beneficial owner of any additional shares of Voting Stock except as part of the transactions which results in such Interested Stockholder becoming an Interested Stockholder.

           (v) After such Interested Stockholder has become an Interested Stockholder, such Interested Stockholder shall not have received the benefit, directly or indirectly (except proportionately as a stockholder), of any loans, advances, guarantees, pledges or other financial assistance or of any tax credits or other tax advantages of the Corporation, whether in anticipation of or in connection with such Business Combination or otherwise.

          (vi) A proxy or information statement describing the proposed Business Combination and complying with the requirements of the Securities Exchange Act of 1934 and the rules and regulations thereunder (or any subsequent provisions replacing such Act, rules or regulations) shall be mailed to public stockholders of the Corporation at least 30 days prior to the consummation of such Business Combination (whether or not such proxy or information statement is required to be mailed pursuant to such Act or subsequent provisions).

      SECTION 3.  Certain Definitions.  For the purpose of this Article TENTH:
      ---------
      A. A "person" shall mean any individual, firm, corporation or other entity.

      B. "Interested Stockholder" shall mean any person (other than the Corporation or any Subsidiary) who or which:

           (i) is the beneficial owner, directly or indirectly, of ten percent or more of the voting power of the outstanding Voting Stock; or

           (ii) is an Affiliate of the Corporation and at any time within the two-year period immediately prior to the date in question was the beneficial owner, directly or indirectly, of ten percent or more of the voting power of the then outstanding Voting Stock.

      C.  A person shall be a "beneficial owner" of any Voting Stock:

           (i) over which such person or any of its Affiliates or Associates (as hereinafter defined) has, directly or indirectly (a) the power to vote or to direct the voting of or (b) the power to dispose of or to direct the disposition of; or

           (ii) which such person or any of its Affiliates or Associates has (a) the right to acquire (whether such right is exercisable immediately or only after the passage of time), pursuant to any agreement, arrangement or understanding or upon the exercise of conversion rights, exchange rights, warrants or options, or otherwise, or (b) the right to vote pursuant to any agreement, arrangement or understanding; or

           (iii) which is beneficially owned, directly or indirectly, by any other person with which such person or any of its Affiliates or Associates has any agreement, arrangement or understanding for the purpose of acquiring, holding, voting or disposing of any shares of Voting Stock.

      D. For the purpose of determining whether a person is an Interested Stockholder pursuant to paragraph B of this Section 3, the number of shares of Voting Stock deemed to be outstanding shall include shares deemed owned through application of paragraph C of this Section 3 but shall not include any other shares of Voting Stock which may be issuable pursuant to any agreement, arrangement or understanding or upon exercise of conversion rights, warrants or options, or otherwise.

      E. "Affiliate" means a person that directly, or indirectly through one or more intermediaries, controls, or is controlled by, or is under common control with, a specified person.

      F. "Associate," when used to indicate a relationship with any person, means:

           (i) Any person (other than the Corporation or a Subsidiary) of which such person is an officer, director, or partner or is, directly or indirectly, the beneficial owner of 10 percent or more of any class of equity securities;

           (ii) Any trust or other estate in which such person has a substantial beneficial interest or as to which such person serves as trustee or in a similar fiduciary capacity; and

           (iii) Any relative or spouse of such person, or any relative of such spouse, who has the same home as such person or who is a director or officer of the person or any of its Affiliates.

      G. "Subsidiary" means any corporation of which voting stock securing a majority of the votes entitled to be cast is owned, directly or indirectly, by the Corporation.

      H. "Disinterested Director" means any member of the Board of Directors who is unaffiliated with the Interested Stockholder and was a member of the Board of Directors prior to the time that the Interested Stockholder became an Interested Stockholder, and any successor of a Disinterested Director who is unaffiliated with the Interested Stockholder and is recommended to succeed a Disinterested Director by a majority of Disinterested Directors then on the Board of Directors.

      I. "Fair Market Value" means: (i) in the case of stock, the highest closing sale price during the 30-day period immediately preceding the date in question of a share of such stock on the Composite Tape for New York Stock
Exchange -- Listed Stocks, or, if such stock is not quoted on the Composite Tape, on the New York Stock Exchange, or, if such stock is not listed on such Exchange, on the principal United States securities exchange registered under the Securities Exchange Act of 1934 on which such stock is listed, or, if such stock is not listed on any such exchange, on the National Market System or, if such stock is not listed on any such exchange or on the National Market System, the highest closing bid quotation with respect to a share of such stock during the 30-day period preceding the date in question on the National Association of Securities Dealers, Inc. Automated Quotations System or any system then in use, or if no such quotations are available, the fair market value on the date in question of a share of such stock as determined by the Board of Directors in good faith; and (ii) in the case of property other than cash or stock, the fair market value of such property on the date in question as determined by the Board of Directors in good faith.

      J. In the event of any Business Combination in which the Corporation survives, the phrase "consideration other than cash to be received" as used in paragraphs B(i) and (ii) of Section 2 of this Article TENTH shall include the shares of Common Stock and/or the shares of any other class of outstanding Voting Stock retained by the holders of such shares.

      K.  "Equity Security" means:

           (i) Any stock or similar security, certificate of interest or participation in any profit sharing agreement, voting trust certificate, or certificate of deposit for an equity security;

           (ii) Any security convertible, with or without consideration, into an equity security, or any warrant or other security carrying any right to subscribe to or purchase an equity security; or

           (iii) Any put, call, straddle, or other option or privilege of buying an equity security from or selling an equity security to another without being bound to do so.

      SECTION  4.  Powers  of  the  Board  of  Directors.   A  majority  of  the
      ----------
Disinterested Directors shall have the power and duty to determine for the purposes of this Article TENTH, on the basis of information known to them after reasonable inquiry, (A) whether a person is an Interested Stockholder, (B) the number of shares of Voting Stock beneficially owned by any person, (C) whether a person is an Affiliate or Associate of another, (D) whether the assets which are the subject of any Business Combination have, or the consideration to be received for the issuance or transfer of securities by the Corporation or any Subsidiary in any Business Combination has, an aggregate Fair Market Value meeting the tests contained in paragraphs A(ii) and A(iii) of Section 1 of this Article TENTH. A majority of the Disinterested directors shall have the further power to interpret all of the terms and provisions of this Article TENTH. Any such determination made in good faith shall be binding and conclusive on all parties.

      SECTION 5. No Effect on Fiduciary Obligations of Interested  Shareholders.
      ---------
Nothing contained in this Article TENTH shall be construed to relieve any Interested Stockholder from any fiduciary obligation imposed by law.

      SECTION 6. Situation in which Inapplicable. The provisions of this Article
      ---------
TENTH shall not be applicable if and when eighty percent of the Voting Stock is Beneficially Owned by a single person and his Affiliates or Associates.

      SECTION 7. Amendment, Repeal, etc. Notwithstanding any other provisions of
      ---------
these Article of Incorporation or the Bylaws (and notwithstanding the fact that a lesser percentage may be specified by law, these Articles of Incorporation or the Bylaws) the affirmative vote of at least (a) two-thirds of the holders of the outstanding Voting Stock, voting together as a single class and (b) two-thirds of the holders of Voting Stock other than Voting Stock owned directly or indirectly by the Interested Stockholder who is (or whose Affiliate is) a party to the Business Combination or by an Affiliate of the Interested Stockholder, voting together as a single voting group, shall be required to amend or repeal or to adopt any provisions inconsistent with this Article TENTH or any provision thereof.

      ELEVENTH: The Corporation shall indemnify (A) its directors and officers, whether serving the Corporation or at its request any other entity, to the fullest extent required or permitted by the general laws of the State of Maryland now or hereafter in force, including the advance of expenses under the procedures required, and (B) other employees and agents to such extent as shall be authorized by the Board of Directors or the Corporation's Bylaws and be permitted by law. The foregoing rights of indemnification shall not be exclusive of any rights to which those seeking indemnification may be entitled. The Board of Directors may take such action as is necessary to carry out these indemnification provisions and is expressly empowered to adopt, approve and amend from time to time such Bylaws, resolutions or contracts implementing such provisions or such further indemnification arrangements as may be permitted by law. No amendment of the charter of the Corporation shall limit or eliminate the right to indemnification provided hereunder with respect to acts or omissions occurring prior to such amendment or repeal.

      IN WITNESS WHEREOF, I have signed these Articles of Incorporation, acknowledging the same to be may act as of this second day of March, 1990.



 /s/ Gregg W. Hawes                        /s/ Thomas M.W. Haines
-------------------                        ----------------------
Gregg W. Hawes                             Thomas M.W. Haines

                        PROVIDENT BANKSHARES CORPORATION

                              ARTICLES OF AMENDMENT

       (Under Section 2-607 of the Corporations and Associations Article)


      Provident Bankshares Corporation, a Maryland corporation having its principal office in Baltimore, Maryland (the "Corporation") hereby certifies to the State Department of Assessments and Taxation of Maryland that:


      FIRST:   Article SIXTH of the Corporation's Charter is hereby  amended  to read as follows:

      "The total number of shares of stock of all classes which the Corporation has authority to issue is One Hundred Five Million (105,000,000) shares, having an aggregate par value of One Hundred Five Million Dollars ($105,000,000), and divided into One Hundred Million (100,000,000) shares of common stock with a par value of One Dollar ($1.00) per share, and Five Million (5,000,000) shares of preferred stock with a par value of One Dollar ($1.00) per share."


      SECOND: The total number of shares of stock of all classes that the Corporation had authority to issue immediately before the foregoing amendment was Thirty-Five Million (35,000,000), of which Thirty Million (30,000,000) shares were Common Stock, par value $1.00 per share, and Five Million (5,000,000) shares were Preferred Stock, par value $1.00 per share. The aggregate par value of all shares of stock of all classes was Thirty-Five Million Dollars ($35,000,000).


      THIRD: The total number of shares of stock of all classes that the Corporation has authority to issue, as amended, is One Hundred Five Million (105,000,000), of which One Hundred Million (100,000,000) shares shall be Common Stock, par value $1.00 per share, and Five Million (5,000,000) shares shall be Preferred Stock, par value $1.00 per share. The aggregate par value of all
shares  of  stock  of  all  classes  is  One   Hundred   Five   Million   Dllars
($150,000,000).


      FOURTH: The preferences, conversion and other rights, voting powers, restrictions, limitations as to dividends, qualifications, and terms and conditions of redemption of each class of stock of the Corporation were not changed by the foregoing amendment.

      FIFTH:    All of the foregoing amendments to the Corporation's Articles of
Incorporation were advised by the Board of Directors and approved by the stockholders of the Corporation.





      IN WITNESS WHEREOF, Provident Bankshares Corporation has caused these Articles of Amendment to be signed in its name and on its behalf by its President and Chief Executive Officer and attested by its Corporate Secretary on May 7, 1998.


                                    PROVIDENT BANKSHARES CORPORATION


                                    By:   /s/ Peter M. Martin
                                          -----------------------------------
                                          Peter M. Martin
                                          President and Chief Executive Officer


Attest:


/s/ Robert L. Davis
----------------------
Robert L. Davis
Corporate Secretary

      THE UNDERSIGNED, President and Chief Executive Officer of Provident Bankshares Corporation, who executed on behalf of said corporation the foregoing Articles of Amendment, of which this certificate is made a part, hereby acknowledges, in the name on behalf of said corporation, the foregoing Articles of Amendment to be the corporate act of said corporation and further certifies that, to the best of his knowledge, information and belief, the matters and facts set forth therein with respect to the approval thereof are true in all material respects, under the penalties of perjury.



                                          /s/ Peter M. Martin
                                          --------------------------------------
                                          Peter M. Martin
                                          President and Chief Executive Officer